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                                                                   EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT



         AGREEMENT, by and between POLAROID CORPORATION, a Delaware corporation, together with its permitted successors and assigns (the "Company"), and NEAL D. GOLDMAN (the "Executive") entered effective July 1, 2001.

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, the Executive has important management responsibilities which benefit the Company and the Company believes that its best interests will be served if the Executive is encouraged to remain with the Company; and

         WHEREAS, the Company desires to continue the employment of the Executive and the Executive desires to continue such employment;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Executive (individually a "Party" and together the "Parties") agree to enter into the following agreement (this "Agreement"):

1.       DEFINITIONS.

         (a) "ANNUAL BONUS" shall mean a bonus amount payable under the Company's executive annual bonus plan (currently the Polaroid Incentive Plan for Executives).

         (b) "BASE SALARY" shall mean the annualized rate of base pay Executive is entitled to receive as determined by the Board from time to time.

         (c)      "BOARD" shall mean the Board of Directors of the Company.

         (d)      "CAUSE" means:

                  (i) Executive's willful malfeasance having a material adverse effect on the Company; or,

                  (ii)     Breach of a material policy of the Company; or

                  (iii)    Executive's conviction of a felony;

                  provided, that any action or refusal by Executive shall not constitute "Cause" if Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws of the Company, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.


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         (e)      "CONSTRUCTIVE TERMINATION" shall occur when the Executive
                  voluntarily terminates his employment with the Company or retires after the occurrence of one or more of the following events without the Executive's consent:

                  (i) a reduction in Base Salary or the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan, or the Executive's participation or membership in the same, without an economically equivalent replacement, unless benefit or compensation adjustments apply to all executives receiving such benefit;

                  (ii) the reassignment of Executive without Executive's consent to a location more than fifty (50) miles from Executive's regular workplace or the provision of significantly less favorable working conditions;

                  (iii) the reduction in the Executive's job title or level as a Executive Vice President; or

                  (iv)     a significant diminution in duties or
                           responsibilities or the reassignment of Executive to duties which represent a position of lesser responsibility.

         (f) "SEVERANCE PERIOD" shall mean the period of twenty-four (24) months following such termination.

         (g) "STOCK" shall mean the outstanding shares of Common Stock of the Company and any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

         (h) "SUBSIDIARY OR SUBSIDIARIES" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the Voting Stock.

         (i) "TERMINATION DATE" shall mean the date of the Executive's termination of employment from the Company.

         (j) "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2. POSITION, DUTIES AND RESPONSIBILITIES. The Executive shall be employed as an executive vice president of the Company; this position and the Executive's responsibilities may be changed from time to time by the Company as it deems necessary, excluding any change that may constitute a Constructive Termination. The Executive shall dedicate full time to carrying out Executive's responsibilities and shall act in the best interests of the Company at all times. The Executive shall comply with the Company's policies and procedures.

3. BASE SALARY AND EMPLOYEE BENEFIT PROGRAMS. During the term of employment, the Executive shall be entitled to receive a Base Salary and to participate in all Company plans and programs made available to executives at a similar level, as such plans or programs may be in effect from time to time, including, without limitation, annual bonus, vacation, financial planning, long term incentive plan(s), pension, savings and other retirement plans


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         or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance.

4.       RETIREMENT PLANS.

         (a) The Executive is eligible to make 401(K) and voluntary after-tax contributions through the Company's current Polaroid Retirement Savings Plan subject to change by the Company. Any portion of Executive's contribution that cannot be made into the Retirement Savings Plan due to the IRS limits shall be contributed into the Polaroid Elective Deferred Compensation Plan, a supplemental executive retirement plan.

         (b) Executive is eligible to participate in Polaroid's Pension Plan, which is subject to change by the Company. Amounts contributed in excess of the IRS statutory limits shall be placed in the current supplemental executive retirement plan.

         (c) As of the date of this Agreement, all time-based retirement benefits shall vest under any Company retirement vehicle, including but not limited to pension, retirement savings, elective deferred and all other supplemental executive retirement plans ("SERPS").

5. SUPPLEMENTAL PENSION. In addition to the Executive's pension benefits set forth in the Polaroid Pension Plan as described above, the Company shall provide a retirement crediting rate equal to three (3) years of credited benefit accrual for each year of credited benefit accrual earned, for a period of up to seven (7) years from the Executive's original date of hire.

6. CHANGE IN CONTROL. The Executive's Change in Control Agreement executed effective April 7, 1999 will remain in full force and effect and will not be affected by this Agreement.

7. TERMINATION DUE TO DISABILITY OR DEATH. In the event the Executive's employment is terminated due to Executive's disability or death, Executive, or Executive's estate or beneficiaries, as the case may be, shall be entitled to:

         (a) ANNUAL BONUS. Pro-rata portion of the Annual Bonus for the year in which the Executive's disability or death occurs; and,

         (b) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company.

8. TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, the Executive shall be entitled to Base Salary through the date of the termination. Executive will not be entitled to receive any severance or any other benefits and all long-term incentive awards shall be forfeited.

9. TERMINATION OR CONSTRUCTIVE TERMINATION BY THE COMPANY WITHOUT CAUSE. If prior to a Change in Control, the Executive's employment is terminated by the Company without


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         Cause or upon a Constructive Termination, upon the execution of a full and complete release, the Executive shall be entitled to:

         (a) SEVERANCE PAYMENT. Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment, in a stream of payments in accordance with the Company's regular payroll schedule beginning on the regular payroll distribution date next succeeding Executive's Termination Date, for the Severance Period;

         (b) ANNUAL BONUS. Annual Bonus payments for the period from the beginning of the year in which the termination occurs through the end of the Severance Period based on the actual performance of the Company without regard to any other factors (such as personal performance factors) that could reduce the ultimate distribution; any such payment for a period of less than a full year shall be pro-rated by the number of days for which payment is made;

         (c) INSURANCE. Medical, dental and executive life insurance benefits (collectively "Insurance Benefits") at the same rate as to actively employed officers of the Company for a period equal to twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive such Insurance Benefits through another employer (this benefit shall run coterminous with COBRA rights), whichever occurs first;

         (d) DISABILITY COVERAGE. Short- and long-term disability coverage that is reasonably comparable to the coverage provided to the Executive on his Termination Date and which can be purchased on the open market shall be for a period equal to the lesser of twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive comparable benefits through another employer;

         (e) OPTIONS. For all options granted through Executive's Termination Date the Executive shall have an exercise period being the lesser of two (2) years from the Executive's Termination Date or the exercise period stated in the Executive's applicable Option or Supplemental Option Agreement and subject to all other terms of such agreements governing the Options;

         (f) PERFORMANCE AWARDS. A distribution of a pro-rata portion of Performance Awards (including but not limited to Performance Shares, PARS, and Restricted Stock) as earned through the Executive's Termination Date will be made when distributions from similar awards are made to active employees. The Performance Award distributions, as adjusted for the pro-rata period, shall be based on the Company's actual performance during the performance period for such award. Determination of award distributions shall be on the same basis as applied to senior officers employed by the Company at the time such awards are delivered. Notwithstanding the foregoing, no less than seventy-five percent (75%) of all Restricted Stock Awards granted on the effective date of this Agreement shall vest;

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         (g)      FINANCIAL PLANNING AND OUTPLACEMENT COUNSELING. Financial
                  planning and outplacement services will be available to the Executive. For reimbursement of these expenses Executive will submit the necessary supporting documentation to Human Resources. Specifically, the Company agrees to reimburse the Executive up to a maximum of seventy five thousand dollars ($75,000) for expenses that are related to the Executive's financial planning and/or search for a new position, and/or for expenses related to the Executive's setting himself up to do independent consulting; including, but not limited to, outplacement services, membership in and travel to professional associations, home office equipment, supplies, and financial planning. Such reimbursement shall be made upon the submission by the Executive of periodic expense reports accompanied by receipts for expenditures. The Executive's entitlement to such outplacement services will end on the earlier of one (1) year from the Executive's Termination Date or the date the Company has reimbursed a total of seventy five thousand dollars ($75,000).

         (h) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company; and,

         (i) SURVIVOR BENEFITS. Should the Executive become eligible to receive payments and benefits under this Section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the Executive's beneficiary(ies). Any residual family medical and dental benefits which the Executive was receiving on the Executive's date of death shall continue to the family members the Executive had covered in such medical and dental plans on such date.

         Modifications to this Section may be made by the Company or its successors; however, any modifications which decrease the benefits or restrict the eligibility conditions require twelve (12) months prior written notice by the Company.

10. INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE. The Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of the Executive, at the better of the level in effect immediately prior to the Change in Control or the Executive's Termination Date, for the two (2) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

11. NON-COMPETITION. During employment or any Severance Period pursuant to the provisions of paragraph 9, or in no event for a period less than twelve (12) months following any other termination of employment, the Executive shall not engage in any activity directly or indirectly with Eastman Kodak Company or Fuji, whether as a principal, partner, executive, consultant, shareholder, director (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise.


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12.      NON-SOLICITATION OF CUSTOMERS. For a period of one (1) year from the separation date, the Executive shall not directly or indirectly solicit customers of the Company ("Customers") for the sale to the Customers of products or services that compete with the Company's businesses. For purposes of this paragraph, the Company's businesses shall be limited to silver halide film, cameras and instant printing media. Notwithstanding the foregoing, however, this paragraph shall not preclude the Executive from directly or indirectly soliciting the sale to the Customers of products or services that compete with the Company's businesses if such products or services are ancillary to products or services that do not compete with the Company's businesses. For example, if the Executive were to directly or indirectly solicit to the Customer the sale of cellular phones and a thermal printer and media is offered for sale to the Customer as an accessory product or service, such accessory product or service shall not be considered as competing with the Company's businesses. The foregoing is intended to be illustrative only.

13. CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement Executive executed when Executive was hired and further shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with any of its Subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company; is in the public domain (other than by reason of Executive's breach of this Agreement); or has been disclosed to the Executive prior to the date hereof from sources not breaching any agreement with the Company.

14. COMPANY PROPERTY. Promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company including but not limited to computer(s), identification badge, and business cards, credit cards, and all copies of Confidential Information in the Executive's possession or under Executive's control whether on paper or electronic storage media.

15. MISCELLANEOUS ADJUSTMENTS UPON TERMINATION. Upon termination of the Executive's employment, the Company shall have the right to deduct from any cash payment due to Executive, all amounts required by applicable law to be withheld and in addition, any amounts which Executive may owe to the Company as of the Executive's Termination Date, including but not limited to items such as company store, corporate credit card obligations and Company property issued to Executive and not otherwise accounted for or returned.

16. NON-SOLICITATION OF EMPLOYEES. During employment or any Severance Period pursuant to the provisions of paragraph 9, or in no event for a period less than twelve (12) months following any other termination of employment, the Executive shall not directly or indirectly


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         induce any employee of the Company to terminate employment with the
         Company, and shall not directly or indirectly, either individually or as owner, agent, consultant, director, officer, shareholder or otherwise, employ or offer employment to any person who is employed by the Company.

17. COMPANY POLICIES. The Executive agrees that Executive shall be bound by all written policies established by the Company and by any written personnel manual or written policy statement even though such policy may be unilaterally amended, terminated or modified at the sole discretion of the Company.

18. DISPUTE RESOLUTION. The Executive agrees that should any dispute arise under the terms of this Agreement or in any manner directly or indirectly resulting from the Executive's employment with the Company, to seek to resolve Executive's dispute by first exhausting any applicable internal remedies as provided by written Company policy.

         (a) If a dispute under the terms of this Agreement should remain, or if any dispute should remain involving a legally-protected right (including but not limited to discrimination) or involving the Executive's termination at the Company's initiative for any reason, subject to equitable relief, if any, sought by the Company in accordance with paragraph 19, the Executive agrees to submit Executive's claim to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such action will take place in the Commonwealth of Massachusetts. The Executive hereby waives any right Executive might otherwise have had to file suit in a court of law on any dispute arising out of the Executive's employment. This waiver shall not, however, apply to any claim for workers' compensation, or any dispute in connection with a Company benefit plan adopted pursuant to the federal Employee Retirement Income Security Act (ERISA).

         (b) The Executive's agreement to arbitrate these claims and waive the right to bring such action in court includes a waiver of any rights or claims that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. ss.621) or under Massachusetts General Laws, Chapter 151B.

         (c) From the date that the Executive receives this Agreement, the Executive acknowledges that Executive is entitled to twenty-two (22) days to consider it; in signing this Agreement prior to the expiration of this twenty-two (22) day period, the Executive expressly waives the right to the balance of this period for such consideration. Upon signing the Agreement, the Executive has seven (7) days following the signing in which to revoke the Agreement; should Executive so revoke it during the seven (7) day period, then this Agreement shall be null and void.

         (d) The Executive is advised to consult with an attorney prior to signing this Agreement. Executive acknowledges that Executive has been given a reasonable and adequate amount of time to consult with an attorney.


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19.      EQUITABLE REMEDIES. The Executive acknowledges that the covenants and obligations with respect to Non-competition, Non-disclosure and Non-solicitation relate to special, unique, and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that if Executive shall breach any of these covenants, the Company shall have no further obligation to pay any benefits or otherwise make payments hereunder, and the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine. Executive further agrees that such injunction, restraining order, or other equitable relief may be had in any appropriate court of the Commonwealth of Massachusetts having jurisdiction over either Party to this Agreement or over the subject matter of this Agreement, and more particularly, may be enforced by a proceeding in any such court of the Commonwealth of Massachusetts.

20. INTENTION OF THE PARTIES. If any provision of this Agreement is determined by an arbitrator (or a court of competent jurisdiction) not to be enforceable, the Executive agrees that it is the intention of the Parties that such provision should be enforced to the maximum extent possible under applicable law and that such arbitrator (or court) shall reform such provision to make it enforceable with the intent of the Parties.

21.      GENERAL COVENANTS.

         (a) During employment and the Severance Period or twelve (12) months following a termination of employment, whichever is greater, the Executive agrees on Executive's own behalf and on behalf of Executive's agents and representatives, not to engage in any public criticism regarding Executive's employment with the Company or to make any negative, detrimental, or derogatory comments concerning the Company or its stockholders, directors, officers or employees, past and present.

         (b) The Executive shall not disclose the terms of this Agreement unless required to do so by law; provided, however, that the terms of this Agreement may be disclosed in confidence to Executive's attorneys and tax or financial consultants. Before disclosing the terms of this Agreement to anyone as permitted under this paragraph, the Executive shall first obtain an agreement from the person receiving the information that he or she will not disclose the terms of the Agreement to any other person. The unauthorized disclosure of the terms of this Agreement by any person shall constitute a violation of this Agreement by the Party who initially disclosed the terms of this Agreement. If and when this Agreement becomes a public document, this paragraph shall become null and void.

22. ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be


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         merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

23. ENTIRE AGREEMENT. This Agreement, with the plans and grant agreements referenced herein, along with the Change in Control Agreement referenced in paragraph 6, contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

24. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

25. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

26. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

27. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative. Absent any written notice the beneficiary shall be the Executive's estate.

28. GOVERNING LAW. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of Massachusetts without reference to principles of conflict of laws.

29. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed, if to the Company, to the corporate headquarters, attention: Vice President, Human Resources, with a copy to the General Counsel; and, if to the Executive, at the Executive's home address on record with the Company.


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30.      HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

31. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts.

32. WITHHOLDING. The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                             POLAROID CORPORATION


                                             By: /S/ GARY T. DICAMILLO
                                                 -------------------------------
                                                 Name:   Gary T. DiCamillo
                                                 Title:  Chief Executive Officer


/S/ NEAL D. GOLDMAN
-------------------
Neal D. Goldman








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